EXHIBIT 12

                                 PSEG POWER LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  -------------------
                                                  For the Nine Months
                                                  Ended September 30,
                                                  -------------------
                                                   2002         2001
                                                   ----         ----

Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations          $551         $491
Fixed Charges                                       161          164
Capitalized Interest                                (69)         (44)
                                                   ----         ----
Earnings                                           $643         $611
                                                   ====         ====

Fixed Charges as Defined in
Regulation S-K (B):

Interest Expense                                   $159         $159
Interest Factor in Rentals                            2            5
                                                   ----         ----
Total Fixed Charges                                $161         $164
                                                   ====         ====

Ratio of Earnings to Fixed Charges                 3.99         3.73
                                                   ====         ====

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.